Exhibit 99.1

Oppenheimer Holdings Inc. Reports First Quarter 2024 Earnings

New York, April 26, 2024 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported net income of $26.1 million or $2.50 basic earnings per share for the first quarter of 2024, an increase of approximately 78.2%, compared with net income of $14.6 million or $1.32 basic earnings per share for the first quarter of 2023. Revenue for the first quarter of 2024 was $353.1 million, an increase of 9.8%, compared to revenue of $321.7 million for the first quarter of 2023.
Albert G. Lowenthal, Chairman and CEO commented, "The Firm registered outstanding operating results for the first quarter of 2024, reflecting the solid performance of our investment banking franchise amidst an improving capital market and strong results from our Wealth Management business responding to the impact of rising equity markets. Our overall performance was favorably impacted by improving macroeconomic conditions, highlighted by the continued rise of the equity markets with the S&P 500 reaching record highs owing to positive economic data and expectations that the Federal Reserve will pivot to reducing rates in the second half of the year.

The stock market rally propelled assets under management within our Wealth Management business to all-time highs, which drove a large increase in AUM-based advisory fee revenue when compared with the prior year period. We also saw encouraging signs of improvement in the capital raising environment, as our investment banking results were boosted by a meaningful uptick in the number of private placement and underwriting transactions in our pipeline that crystallized during the quarter. The still-high interest rate environment boded well for our fixed income division, which saw continued strength within its sales and trading revenue largely due to higher volumes and increased volatility. Higher rates also benefited several of our other interest-sensitive revenue streams, though we did see a pullback in FDIC sweep deposit balances which reduced these revenues.

The Company ended the quarter on a high note with record book value per share levels resulting from positive earnings and share repurchases. Our strong balance sheet and ample capital levels have us well-positioned for growth and to continue providing value-added investment services to our clients."

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
Firm	1Q-24	1Q-23
Revenue	$353,138	$321,679
Compensation Expenses	$221,713	$206,292
Non-compensation Expenses	$93,970	$96,338
Pre-Tax Income	$37,455	$19,049
Income Taxes	$11,711	$4,585
Net Income (1)	$26,054	$14,617
Earnings Per Share (Basic) (1)	$2.50	$1.32
Earnings Per Share (Diluted) (1)	$2.37	$1.22
Book Value Per Share	$77.47	$72.27
Tangible Book Value Per Share (2)	$60.41	$56.92
Private Client
Revenue	$213,033	$203,421
Pre-Tax Income	$68,151	$54,456
Assets Under Administration (billions)	$124.9	$108.9
Asset Management
Revenue	$24,928	$23,959
Pre-Tax Income	$7,634	$6,481
Assets Under Management (billions)	$46.6	$39.3
Capital Markets
Revenue	$112,083	$90,282
Pre-Tax Income (Loss)	$(6,702)	$(15,477)

(1) Attributable to Oppenheimer Holdings Inc.
(2) Represents book value less goodwill and intangible assets divided by number of shares outstanding.

Highlights

•Increased revenue for the first quarter of 2024 was primarily driven by a significant improvement in private placement and underwriting-related fees generated by our investment banking business, higher advisory fees attributable to a rise in billable AUM as well as continued strength in fixed income sales and trading revenue.
•Assets under administration and under management were both at record levels at March 31, 2024, benefiting from market appreciation and positive net asset flows.
•Compensation expenses increased from the prior year quarter largely as a result of higher base salary expense associated with opportunistic new hires and inflationary pressures on wages in addition to higher production-related expenses.
•Non-compensation expenses decreased from the prior year quarter primarily due to lower legal costs partially offset by higher interest expense.
•Book value and tangible book value per share reached new record highs as a result of positive earnings and share repurchases.

Private Client
Private Client reported revenue for the current quarter of $213.0 million, 4.7% higher compared with a year ago mostly due to higher advisory fees driven by appreciation in AUM and an increase in commission revenue. Pre-tax income of $68.2 million in the current quarter resulted in a pre-tax margin of 32.0%. Financial advisor headcount at the end of the current quarter was 936 compared to 959 and 931 at the end of the first quarter of 2023 and fourth quarter of 2023, respectively.

Revenue:
•Retail commissions increased 13.2% from a year ago primarily due to higher retail trading activity
•Advisory fees increased 16.1% due to higher AUM during the billing period for the current quarter when compared to the first quarter of last year and increased net new client assets
•Bank deposit sweep income decreased $12.2 million from a year ago due to lower cash sweep balances
•Interest revenue was relatively flat with the prior year period
•Other revenue increased from a year ago primarily due to increases in the cash surrender value of Company-owned life insurance policies, which fluctuates based on changes in the fair value of the policies' underlying investments
Total Expenses:
•Compensation expenses increased 14.8% from a year ago primarily due to higher production related expenses
•Non-compensation expenses decreased 33.7% from a year ago primarily due to lower legal costs

('000s, except otherwise indicated)
	1Q-24	1Q-23

Revenue	$213,033	$203,421
Commissions	$52,794	$46,636
Advisory Fees	$88,876	$76,583
Bank Deposit Sweep Income	$36,685	$48,909
Interest	$20,196	$20,579
Other	$14,482	$10,714

Total Expenses	$144,882	$148,965
Compensation	$109,148	$95,074
Non-compensation	$35,734	$53,891

Pre-Tax Income	$68,151	$54,456

Compensation Ratio	51.2%	46.7%
Non-compensation Ratio	16.8%	26.5%
Pre-Tax Margin	32.0%	26.8%

Assets Under Administration (billions)	$124.9	$108.9
Cash Sweep Balances (billions)	$3.2	$4.4

Asset Management

Asset Management reported revenue for the current quarter of $24.9 million, 4.0% higher compared with a year ago. Pre-tax income was $7.6 million, an increase of 17.8% compared with the prior year period.

Revenue:
•Advisory fee revenue increased 8.4% from a year ago due to increased management fees resulting from the higher net value of billable AUM during the quarter and increased net new client assets
•Other revenue decreased $1.0 million from a year ago due to a decrease in the fair value of the positions held in private equity funds.
Assets under Management (AUM):
▪AUM increased to $46.6 billion at March 31, 2024, a new record high, which is the basis for advisory fee billings for April 2024
▪The increase in AUM was comprised of higher asset values of $7.1 billion on existing client holdings and a net contribution of $0.2 billion in new client assets
Total Expenses:
•Compensation expenses were down 15.6% from a year ago which was due to decreases in incentive compensation
•Non-compensation expenses were up 10.2% when compared to the prior year period mostly due to higher external portfolio management costs which are directly related to the increase in AUM

('000s, except otherwise indicated)
	1Q-24	1Q-23

Revenue	$24,928	$23,959
Advisory Fees	$25,960	$23,954
Other	$(1,032)	$5

Total Expenses	$17,294	$17,478
Compensation	$6,424	$7,615
Non-compensation	$10,870	$9,863

Pre-Tax Income	$7,634	$6,481

Compensation Ratio	25.8%	31.8%
Non-compensation Ratio	43.6%	41.2%
Pre-Tax Margin	30.6%	27.1%

AUM (billions)	$46.6	$39.3

Capital Markets

Capital Markets reported revenue for the current quarter of $112.1 million, 24.1% higher when compared with the prior year period. Pre-tax loss was $6.7 million compared with a pre-tax loss of $15.5 million a year ago.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities increased 14.1% compared with a year ago due to higher transaction volumes, particularly in the healthcare industry
•Equity underwriting fees increased 79.5% when compared with a year ago due to higher new issuance volumes
•Fixed income underwriting fees were modestly higher than the prior year
Sales and Trading
•Equities sales and trading revenue was relatively flat with the prior year
•Fixed income sales and trading revenue increased 53.9% compared with a year ago primarily due to an increase in trading income attributable to higher volumes and market volatility

Total Expenses:
•Compensation expenses increased 6.2% compared with a year ago primarily due to costs associated with opportunistic hiring and higher deferred compensation costs
•Non-compensation expenses were 28.4% higher than a year ago primarily due to an increase in interest expense in financing trading inventories

('000s)
	1Q-24	1Q-23

Revenue	$112,083	$90,282

Investment Banking	$47,918	$36,281
Advisory Fees	$31,868	$27,937
Equities Underwriting	$13,179	$7,343
Fixed Income Underwriting	$2,447	$897
Other	$424	$104

Sales and Trading	$63,659	$53,379
Equities	$30,266	$31,686
Fixed Income	$33,393	$21,693

Other	$506	$622

Total Expenses	$118,785	$105,759
Compensation	$81,588	$76,796
Non-compensation	$37,197	$28,963

Pre-Tax Loss	$(6,702)	$(15,477)

Compensation Ratio	72.8%	85.1%
Non-compensation Ratio	33.2%	32.1%
Pre-Tax Margin	(6.0)%	(17.1)%

Other Matters

•The Board of Directors announced a quarterly dividend in the amount of $0.15 per share payable on May 24, 2024 to holders of Class A non-voting and Class B voting common stock of record on May 10, 2024
•Compensation expense as a percentage of revenue was lower at 62.8% during the current period versus 64.1% during the same period last year due to revenue increasing by a higher rate than compensation expenses
•The effective tax rate for the current period was 31.3% compared with 24.1% for the prior year period. The effective tax rate for the first quarter of 2024 was negatively impacted by permanent items and non-deductible losses in non-U.S. businesses.
•The Company repurchased 214,723 shares of Class A non-voting common stock at an average price of $39.05 per share in the current period versus 95,055 shares of Class A non-voting common stock in the prior year period at a price of $38.79 per share.

(In millions, except number of shares and per share amounts)
	1Q-24	1Q-23
Capital
Stockholders' Equity (1)	$801.5	$800.4
Regulatory Net Capital (2)	$431.4	$440.0
Regulatory Excess Net Capital (2)	$412.6	$418.0

Common Stock Repurchases
Repurchases	$8.4	$3.7
Number of Shares	214,723	95,055
Average Price	$39.05	$38.79

Period End Shares	10,346,862	11,075,388
Effective Tax Rate	31.3%	24.1%

(1) Attributable to Oppenheimer Holdings Inc.
(2) Attributable to Oppenheimer & Co. Inc. broker-dealer

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 89 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

Oppenheimer Holdings Inc.
Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended March 31,
	2024	2023	% Change
REVENUE
Commissions	$95,850	$86,697	10.6
Advisory fees	114,847	100,544	14.2
Investment banking	50,537	37,965	33.1
Bank deposit sweep income	36,685	48,909	(25.0)
Interest	26,766	24,941	7.3
Principal transactions, net	18,234	13,490	35.2
Other	10,219	9,133	11.9
Total revenue	353,138	321,679	9.8
EXPENSES
Compensation and related expenses	221,713	206,292	7.5
Communications and technology	24,576	22,440	9.5
Occupancy and equipment costs	15,848	15,901	(0.3)
Clearing and exchange fees	5,842	6,263	(6.7)
Interest	20,548	13,142	56.4
Other	27,156	38,592	(29.6)
Total expenses	315,683	302,630	4.3

Pre-Tax Income	37,455	19,049	96.6
Income tax provision	11,711	4,585	155.4
Net Income	$25,744	$14,464	78.0

Less: Net loss attributable to non-controlling interest, net of tax	(310)	(153)	*
Net income attributable to Oppenheimer Holdings Inc.	$26,054	$14,617	78.2

Earnings per share attributable to Oppenheimer Holdings Inc.
Basic	$2.50	$1.32	89.4
Diluted	$2.37	$1.22	94.3

Weighted average number of common shares outstanding
Basic	10,407,454	11,092,603	(6.2)
Diluted	11,001,717	11,963,492	(8.0)

Period end number of common shares outstanding	10,346,862	11,075,388	(6.6)
* Percentage not meaningful